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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Baker Hughes Incorporated on Form S-8 relating to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan of our report dated February 13, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards Nos. 133, 137 and 138 which establish a new method of accounting for derivative instruments and hedging activities), appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2001.




DELOITTE & TOUCHE LLP


Houston, Texas
May 1, 2002